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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2016 (except for Note U which is as of April 8, 2016) with respect to the consolidated financial statements of American Renal Associates Holdings, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Boston, Massachusetts
April 8, 2016

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  Exhibit 23.2